EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADECCO, INC.,

JAGUAR ACQUISITION CORP.

and

MPS GROUP, INC.

October 19, 2009

i

4.12	Brokers and Finders	18

4.13	Opinion of Financial Advisors	18

4.14	Material Contracts	18

4.15	Insurance	20

4.16	Questionable Payments	21

4.17	Related Party Transactions	21

4.18	Required Vote of Company Shareholders; No Appraisal Rights	21

4.19	Customers	21

4.20	Properties	21

4.21	Compliance with Law	22

4.22	Environmental Matters	22

4.23	Disclaimer of Other Representations and Warranties	23

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	23

5.1	Corporate Organization and Qualification	23

5.2	Authority Relative to This Agreement	23

5.3	Consents and Approvals; No Violation	24

5.4	Financing	24

5.5	Interim Operations of Merger Sub	24

5.6	Share Ownership	25

5.7	Brokers and Finders	25

5.8	Non-Reliance	25

ARTICLE VI	ADDITIONAL COVENANTS AND AGREEMENTS	25

6.1	Conduct of Business of the Company	25

6.2	No Solicitation.	28

6.3	Reasonable Best Efforts	31

6.4	Access to Information	33

6.5	Shareholder Approval	34

6.6	Proxy Statement; Other Filings	34

6.7	Publicity	35

6.8	Indemnification of Directors and Officers	36

6.9	Takeover Laws	37

6.10	Notification of Certain Matters	37

6.11	Subsequent Filings	37

6.12	Resignation of Company’s Directors	37

6.13	Certain Pre-Closing Transactions	37

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	38

7.1	Conditions to Each Party’s Obligations to Effect the Merger	38

7.2	Conditions to Obligations of Parent and Merger Sub	39

7.3	Conditions to Obligations of the Company	39

ARTICLE VIII	TERMINATION; AMENDMENT; WAIVER	40

8.1	Termination by Mutual Consent	40

8.2	Termination by Either Parent or the Company	40

8.3	Termination by Parent	40

8.4	Termination by the Company	41

8.5	Effect of Termination; Fees and Expenses Upon Termination	42

8.6	Extension; Waiver	44

ARTICLE IX	MISCELLANEOUS AND GENERAL	44

9.1	Payment of Expenses	44

9.2	Non-Survival of Representations and Warranties; Survival of Confidentiality	44

9.3	Modification or Amendment	44

9.4	Waiver of Conditions	45

9.5	Counterparts	45

9.6	Governing Law	45

9.7	Jurisdiction	45

9.8	Notices	45

9.9	Entire Agreement; Assignment	46

9.10	Parties in Interest	47

9.11	Certain Definitions; Drafting Conventions; No Construction Against Drafter	47

9.12	Schedules	49

9.13	Obligation of Parent	49

9.14	Validity	50

9.15	Specific Performance	50

9.16	Captions	50

Defined Term	Defined in Section
Acquisition Proposal	Section 6.2(g)
Adecco	Recitals
Adecco Guarantee	Recitals
Agreement	Introduction
Alternative Acquisition Agreement	Section 6.2(d)(1)
Antitrust Filings	Section 6.3(b)(y)
Articles of Merger	Section 1.2
Board	Recitals
Book-Entry Shares	Section 3.2(b)(ii)
Breakup Fee	Section 8.5(d)
Business Day	Section 9.11
Certificates	Section 3.2(b)(i)
Change of Board Recommendation	Section 6.2(d)(x)
Closing	Section 1.3
Closing Date	Section 1.3(b)
Code	Section 3.5
Company	Introduction
Company Board Recommendation	Section 4.4(b)(iii)
Company Intellectual Property	Section 4.11(b)
Company Plans	Section 4.10(a)
Company SEC Reports	Section 4.6(a)
Company Securities	Section 4.3(a)(iii)
Confidentiality Agreement	Section 6.4
Disclosure Schedule	Article IV
Effective Time	Section 1.2
Environmental Requirements	Section 4.22
ERISA	Section 4.10(a)(ii)
ERISA Affiliate	Section 4.10(a)(ii)
ESPP	Section 3.4(c)(i)
ESPP Exercise Date	Section 3.4(c)(i)
Exchange Act	Section 3.4(b)
FBCA	Recitals
GAAP	Section 4.6(b)
Governmental Entity	Section 4.5(b)
hereby	Section 9.11
herein	Section 9.11
HSR Act	Section 4.5(b)(i)
include	Section 9.11
includes	Section 9.11
including	Section 9.11
Indemnified Parties	Section 6.8(a)
Intellectual Property Rights	Section 4.11(a)
IRS	Section 4.10(a)(i)
knowledge	Section 9.11

Defined Term	Defined in Section
Laws	Section 4.21(i)
Liens	Section 9.11
Material Adverse Effect	Section 9.11
Material Contract	Section 4.14(a)
Merger	Section 1.1
Merger Consideration	Section 3.1(a)
Merger Sub	Introduction
Merrill Lynch	Section 4.12
Non-U.S. Plan	Section 4.10(l)
Notice Period	Section 6.2(d)(1)
Option Payment	Section 3.4(a)(ii)
Option Plans	Section 3.4(a)
Options	Section 3.4(a)
Original Date	Section 6.5(b)
Other Filings	Section 6.6
Parent	Introduction
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Permits	Section 4.21(ii)
Person	Section 9.11
Preferred Shares	Section 4.3(a)
Proxy Statement	Section 6.6
Real Property Leases	Section 4.20(b)
Related Party Transaction	Section 4.17
Representatives	Section 6.4
Requisite Shareholder Vote	Section 4.18
Restricted Shares	Section 3.4(d)
Sarbanes-Oxley Act	Section 4.6(a)
SEC	Article IV
Securities Act	Section 4.6(a)
Share	Section 3.1(a)
Shareholders Meeting	Section 6.5(a)
Shares	Section 3.1(a)
Significant Customer	Section 4.19
Significant Subsidiary	Section 9.11
Subsidiary	Section 9.11
Subsidiary Securities	Section 4.3(b)(iii)
Superior Proposal	Section 6.2(h)
Surviving Corporation	Section 1.1
Takeover Laws	Section 9.11
Tax	Section 9.11
Tax Returns	Section 9.11
Taxes	Section 9.11
Termination Date	Section 8.2(b)
Unvested Restricted Shares	Section 3.4(d)

v

Defined Term	Defined in Section
Vested Restricted Shares	Section 3.4(d)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of October 19, 2009, and is by and among Adecco, Inc., a Delaware corporation (“Parent”), Jaguar Acquisition Corp., a Florida corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and MPS Group, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated by this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the FBCA, upon the terms and subject to the conditions set forth herein;

WHEREAS, Adecco SA, a Swiss corporation and ultimate parent of Parent and Merger Sub (“Adecco”), has agreed to unconditionally guarantee the performance of Parent’s and Merger Sub’s obligations under this Agreement pursuant to a Guarantee of Adecco SA, dated as of even date herewith (the “Adecco Guarantee”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which: (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Florida; and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes referred to in this

Agreement as the “Surviving Corporation.” The Merger will have the effects set forth in the FBCA.

1.2 Effective Time. Parent, Merger Sub and the Company will cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Florida as provided in the FBCA. The Merger will become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Florida, or at such later date as is agreed upon by the parties and specified in the Articles of Merger, and such date is referred to in this Agreement as the “Effective Time.”

1.3 Closing. The parties shall hold the closing of the Merger (the “Closing”) (a) at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) or (b) at such other place, time and date as Parent and the Company may agree in writing (the “Closing Date”).

ARTICLE II

SURVIVING CORPORATION

2.1 Articles of Incorporation. The articles of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is MPS Group, Inc.” and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as permitted by Law.

2.2 Bylaws. The bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of the Merger Sub in effect immediately prior to the Effective Time until thereafter amended as permitted by Law.

2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

2.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company, Parent or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company, Parent or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK OF THE COMPANY

AND MERGER SUB

3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of Merger Sub:

(a) Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub, or any of their respective wholly owned Subsidiaries, or any of the Company’s direct or indirect wholly owned Subsidiaries or held in the treasury of the Company) will, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be canceled and extinguished and converted into the right to receive, pursuant to Section 3.2, in cash an amount per Share equal to $13.80 (the “Merger Consideration”), payable to the holder thereof, without interest thereon, less any required withholding of Taxes, upon the surrender of the certificate formerly representing such Share or the Book-Entry Shares (as defined in Section 3.2(b)). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

(b) At the Effective Time, each Share issued and outstanding and owned by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, or held in the treasury of the Company immediately prior to the Effective Time will cease to be outstanding (if applicable), be canceled and retired without payment of any consideration therefor and cease to exist.

(c) At the Effective Time, all Shares (if any) held by any of the Company’s direct or indirect wholly owned Subsidiaries shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving

Corporation as the number of Shares held by such subsidiary bore to the aggregate number of Shares immediately prior to the Effective Time.

(d) At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

(a) At or immediately after the Effective Time, Parent shall deliver to a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the “Payment Fund”). Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail (i) to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(b)) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”): (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (B) instructions for use in effecting the surrender of the Certificates for payment therefor, and (ii) to each holder of Book-Entry Shares instructions for use in effecting the surrender of non-certificated Shares held in book-entry form (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, or surrender of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive for each of the Shares formerly represented by such Certificates or Book-Entry Shares, the Merger Consideration, without any interest thereon, less any required withholding of Taxes, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it will be a condition of payment that the Certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment must pay to the Paying Agent any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates formerly representing Shares held in the Company’s treasury or by Merger Sub, or by any Subsidiary of the Company or Merger Sub) and Book-Entry Share will represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, without interest thereon, less any required withholding of Taxes.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund made available to the Paying Agent that remains unclaimed by the former shareholders of the Company for one year after the Effective Time may be delivered to Parent, upon demand of Parent, and any former shareholders of the Company may thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered prior to such date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.3 Transfer of Shares After the Effective Time. The Company shall not permit transfers of Shares to be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

3.4 Stock Options; Employee Stock Purchase Plan; Restricted Shares.

(a) Prior to the Effective Time, the Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each option then outstanding to purchase Shares (the “Options”) granted under the Company’s 2004 Equity Incentive Plan (and its predecessor plans), 2004 Non-Employee Director Equity Incentive Plan (and its predecessor plans), 2008 Non-Executive Stock Plan, or any other plan, agreement or arrangement (together, the “Option Plans”), will be canceled and, in exchange therefor, each former holder of any such canceled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment by the Company in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such canceled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Options will have no rights other than the right to receive the Option Payment.

(b) Prior to the Effective Time, Parent and the Company shall take action designed to provide that the treatment of Options pursuant to Section 3.4(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) The Company shall take such action as may be necessary to: (i) establish the end of the purchase period in effect as of the date of this Agreement under the Company’s Employee Stock Purchase Plan (the “ESPP”) no later than the last day of the offering period ending immediately after the date hereof with respect to any offering otherwise then in effect (the “ESPP Exercise Date”); and (ii) suspend any subsequent purchase periods that would otherwise arise after the close of the purchase period currently in effect and prior to the Effective Time. The Company shall exercise reasonable best efforts to terminate the ESPP as of the Effective Time or such earlier date as determined by the Company to be administratively reasonable. In such event, (A) each ESPP participant’s accumulated payroll contributions as of the ESPP Exercise Date that are not withdrawn as of such date shall be applied toward the purchase of Shares in accordance with the terms of the ESPP; and (B) as promptly as reasonably practicable following the ESPP Exercise Date, following the application of accumulated payroll contributions toward the purchase of Shares in accordance with the preceding sentence, Parent shall cause or permit the Company or Merger Sub, as applicable, to return to participants any of their respective accumulated payroll contributions not applied to the purchase of Shares under the ESPP, if any.

(d) Each Share granted subject to vesting or other lapse restrictions pursuant to any Option Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time and which by its terms as in effect on the date hereof would vest and become free of such restrictions as of the Effective Time (such Restricted Shares, “Vested Restricted Shares”) shall, subject to this Article III, be entitled to receive the Merger Consideration with respect to each such Vested Restricted Share, less any required withholding Taxes. Each Share granted subject to vesting or other lapse restrictions pursuant to any Option Plan which is outstanding immediately prior to the Effective Time and which would not by its terms as in effect on the date hereof vest and become free of such restrictions (such Restricted Shares, “Unvested Restricted Shares”) shall be canceled immediately prior to the Closing and shall be replaced with a substantially equivalent award by Parent, the Surviving Corporation or any of their respective Subsidiaries or affiliates which, subject to the holder’s continued employment with Parent, the Surviving Corporation or their respective Subsidiaries or affiliates, shall continue to vest on the same schedule and in accordance with the same terms as set forth in the applicable Option Plan and the applicable award agreement thereunder.

(e) After the Effective Time, all Option Plans shall be terminated and no further Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

3.5 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Restricted Shares or Options pursuant to the Merger or this Agreement any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign

Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Restricted Shares or Options in respect of which such deduction and withholding was made.

3.6 Recapitalizations; Stock Splits. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 3.6; provided that nothing herein shall be construed to permit (a) the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement, or (b) Parent and Merger Sub to pay other than cash in fulfillment of their obligation to pay the Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2008; the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 5, 2009, February 5, 2009, April 29, 2009, and July 29, 2009; and the Company’s proxy statement on Schedule 14A filed with the SEC on April 20, 2009 (including any documents incorporated therein by reference and any exhibits to such filings but excluding any amendments thereto filed after the date hereof and any forward-looking disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) disclosed in the section of the disclosure schedule dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the execution hereof (the “Disclosure Schedule”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article IV below, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as defined in Section 9.11) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.11). Each of the Company and its Significant Subsidiaries has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the articles of incorporation and bylaws (or other similar governing documents) of the Company and each of its Subsidiaries.

4.2 Subsidiaries and Affiliates. Section 4.2 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any capital stock or other equity securities of any Person or has any direct or indirect equity or ownership interest in any Person, other than the Company’s Subsidiaries.

4.3 Capitalization. (a) The authorized capital stock of the Company consists of 400,000,000 Shares and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”). As of October 19, 2009: (a) 93,171,388 Shares were issued and outstanding (including 5,603,450 Restricted Shares), (b) no Preferred Shares were issued and outstanding, (c) no Shares were issued and held in the treasury of the Company, (d) no Shares and no Preferred Shares were reserved for issuance under the Option Plans, and (e) 3,984,224 Shares and no Preferred Shares were reserved for issuance upon the exercise of outstanding Options. Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.3(a) of the Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of each Option, Restricted Share and other equity-based award outstanding, the number of Shares issuable thereunder or to which such award pertains, the employee, director, consultant or other Person who has received such award, the expiration or vesting date and exercise or conversion price, if applicable, related thereto and, if applicable, the Option Plan pursuant to which each such Option, Restricted Share or other equity-based award was granted. Except for the Options, Restricted Shares or other equity-based awards listed in Section 4.3(a) of the Disclosure Schedule, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of the Company, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person is a party with respect to the voting of capital stock of the Company.

(b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of any Subsidiary of the Company.

4.4 Authority Relative to This Agreement; Shareholder Approval.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly adopted and authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of this Agreement by the shareholders of the Company in accordance with Section 607.1103 of the FBCA by the Requisite Shareholder Vote (as defined in Section 4.16) prior to the consummation of the Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement of this Agreement may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The Board (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby in accordance with Section 607.1103 of the FBCA, (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend the approval of this Agreement by the shareholders of the Company (the “Company Board Recommendation”), and (iv) irrevocably taken all necessary steps to render the provisions of Section 607.0901 of the FBCA regarding business combinations with “interested shareholders” and Section 607.0902 of the FBCA regarding “control-share acquisitions” inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger. Giving effect to the Board actions described in this Section 4.4(b), no United States federal or state Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

4.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated by this Agreement will:

(a) conflict with or result in any breach of any provision of the respective articles of incorporation, bylaws or the comparable governing documents of the Company or any of its Significant Subsidiaries;

(b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government, or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except: (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any comparable Law of non-United States jurisdictions; (ii) pursuant to the applicable requirements of the Exchange Act; (iii) the filing of the Articles of Merger pursuant to the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.5 are duly and timely obtained or made, and, with respect to the Merger, the approval of this Agreement by the Company’s shareholders has been obtained, violate any Law applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6 SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to SEC since December 31, 2005 (the “Company SEC Reports”) , all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act or with any other Governmental Entity under securities Laws of any jurisdiction.

(b) The consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments that are not material in amount or nature). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any such disclosures made by management to the Company’s auditors and audit committee has been previously provided to Parent, and such summary is true, correct and complete in all material respects.

(d) The books and records of the Company and each of its Subsidiaries have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, of the type required to be recorded or reflected on a balance sheet under GAAP, except for those liabilities (i) reserved for on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement; (ii) incurred in the ordinary course of business after the date of this Agreement; (iii) incurred in connection with the transactions contemplated hereby; or (iv) incurred as expressly permitted by this Agreement or with the written permission of Parent; or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Absence of Certain Changes or Events.

(a) Since December 31, 2008, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any event, change, effect, development, condition or occurrence that would be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) Since December 31, 2008, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice, in all material respects and, except as set forth in Section 4.7(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of clauses (i), (ii), (iii), (iv), (v), (vi)(A), (xii) or (xvii) of Section 6.1(a).

4.8 Litigation. As of the date of this Agreement, except as disclosed in the Company SEC Reports, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened by or against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not individually involve an amount in controversy reasonably anticipated to exceed $1,000,000 and (ii) does not seek material injunctive relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree, except where such order, writ, injunction or decree has not had and would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no legal actions, audits, inquiries or investigations or material internal investigations of the Company or any of its Subsidiaries, pending or, to the knowledge of the Company, threatened by the SEC or any other Governmental Entity.

4.9 Taxes.

(a) The Company and its Subsidiaries have: (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions), all of which Tax Returns are true, correct and complete in all material respects; and (ii) paid or accrued (in accordance with GAAP) all material Taxes for which the Company and its Subsidiaries are liable, whether or not shown to be due on such Tax Returns, other than such Taxes as are being contested in good faith or for which adequate reserves have been established on the Company’s books and records. The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate Governmental Entity or other Person) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(b) There are no ongoing federal, state, local or foreign audits, examinations, claims or assessments relating to material Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any Tax authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to Tax that would be the subject of such Tax Return by that jurisdiction.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries are not a party to any Tax indemnity agreement or any agreement providing for the allocation or sharing of Taxes that could give rise to a material payment or indemnification obligation.

(e) There are no material Liens for Taxes upon the assets of the Company or its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(g) None of the Company, any of its Subsidiaries, any of their affiliates nor any of their predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has engaged in, or is required to make any disclosure to the Internal Revenue Service with respect to, a “listed transaction” pursuant to Treasury Regulations Section 1.6011-4(b)(2).

4.10 Employee Benefit Plans; Labor Matters.

(a) With respect to the employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee, manager, director, or consultant (or any a dependent or beneficiary of such present or former employee, manager, director or consultant) of the Company or any Subsidiary, whether or not such plan is terminated, maintained or contributed to by the Company or any of its Subsidiaries (the “Company Plans”), except as would not in the aggregate have a Material Adverse Effect: (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; and (ii) each Company Plan has been operated in all respects in accordance with its terms and the requirements of applicable law. Except as would not, together with any liabilities described in Sections 4.10(a)(i) and (ii), have a Material Adverse Effect, none of the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any such liability to the Company or any of its Subsidiaries. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company or any Subsidiary within the meaning of Section 414 of the Code.

(b) Section 4.10(b) of the Disclosure Schedule lists all current material Company Plans. The Company has made available to Parent correct and complete copies of (where applicable): (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such Company Plans; (ii) the most recent determination or opinion letters received from the Internal Revenue Service, (iii) the three most recent Form 5500 Annual Reports (with audited financial statements and schedules) and summary annual reports; (iv) applicable nondiscrimination testing for the three (3) most recent Company Plan years; (v) the most recent audited financial statement and actuarial valuation, (vi) all material agreements, insurance contracts and other agreements which implement each such Company Plan; (vii) all material filings made with any governmental authority, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program; and (viii) any other documents, forms or other instruments relating to any Company Plan reasonably requested by Parent.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor agreement as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened strike, lockout, work stoppage or other labor dispute against or affecting the Company or any of its Subsidiaries, except where such strike, lockout, work stoppage or other labor dispute would not have a Material Adverse Effect; nor has there been any such strike, lockout, work stoppage or other labor dispute within the three years preceding the date of this Agreement.

(d) (i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to labor and employment, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, characterization of workers as employees or independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services, employee terminations and mass layoffs, except in each case as would not reasonably be expected to result in a Material Adverse Effect; and (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect there are no complaints, charges, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any governmental authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local laws regarding the termination or layoff of employees.

(f) No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of a

Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(g) All amounts payable to holders of Shares and other securities of the Company pursuant to the Company Plans are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by such holders (and matters incidental thereto).

(h) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Plan that would reasonably be expected to result in a material liability to the Company or any Subsidiary.

(i) There are no actions, Liens, complaints or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Plan or against the assets of any Company Plan that could result in material liability to the Company or any Subsidiary.

(j) All Company Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury).

(k) The Company, each Subsidiary, and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Plans.

(l) With respect to any Company Plan for the benefit of employees of the Company or any of its Subsidiaries (or dependents thereof) who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if intended to qualify for special tax treatment, each Non-US Plan meets all requirements for such treatment; (ii) if intended to be funded and/or book reserved, each Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or, to the Company’s knowledge, reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of a Non-US Plan or any Company Plan outside of the United States; (iv) no employee of the Company or any of its Subsidiaries who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (together, “Pension Benefits”) that become payable before their normal retirement age as stated in their contract of employment or the Company Plan itself; (v) apart from any general indemnity in favor of the trustees given by the Company or its Subsidiaries under the governing documents of a Non-US Plan, neither the Company nor any of its Subsidiaries has given any indemnity, undertaking or guarantee in respect of any Non-US Plan; (vi) the assets of each Non-US Plan that provided Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement; and (vii) neither the Company nor any of its

Subsidiaries has any legal or ex-gratia arrangement or practice to pay pensions, gratuities, superannuation, allowances or any other benefit or sum to any Person who is not an employee of the Company or any of its Subsidiaries or dependent of an employee of the Company or its Subsidiaries, except, in each of clauses (i) – (vii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(m) Neither the Company nor any of its Subsidiaries has any current or projected liability with respect to an obligation to provide health or welfare benefits, including death, medical and life insurance benefits (whether or not insured) with respect to any Person beyond his or her retirement or other termination of service other than coverage mandated by Section 4980B of the Code or any similar state law.

(n) Shareholder approval of or the consummation of the transactions contemplated by this Agreement will not: (A) entitle any individual to severance or separation pay, (B) accelerate the time of payment, vesting or funding, or increase the amount, of compensation due to any individual, (C) require any “gross up” or other compensation to any individual because of the imposition of any excise tax upon payment to such individual, (D) result in any new obligation pursuant to any of the Company Plans or (E) result in any limitation or restriction on the right of Parent, the Company, or their respective Subsidiaries to merge, amend or terminate any Company Plan. No payment in connection with the transactions contemplated by this Agreement (whether alone or in connection with any other event) could constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No payment under any Company Plan or other agreement with respect to any “Covered Employee” (as defined in Section 162(m)(3) of the Code) of the Company or a Subsidiary will be nondeductible by operation of Section 162(m) of the Code.

4.11 Intellectual Property. (a) As used herein, “Intellectual Property Rights” means all domestic and foreign intellectual property and proprietary rights, including all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names, brand names, and other source or business identifiers, (iii) works of authorship (whether or not published), and all copyrights, designs and software, and (iv) trade secrets, know-how and confidential business information.

(b) The Company and its Subsidiaries own or are validly licensed to use all Intellectual Property Rights presently used in the business of the Company or any Subsidiary of the Company, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”).

(c) (i) Neither the Company nor any Subsidiary of the Company has received written notice alleging that the conduct of its business, including the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any of their respective licensees, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person in any material respect, and (ii) (A) to the knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated in any material respect any Company Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries, and (B) no claims involving the Company or any Subsidiary of the Company for any of the foregoing have been brought, or to the knowledge of the Company, threatened, by or against any Person.

(d) With respect to all Intellectual Property Rights of any third party that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission (other than “shrink wrap,” “click wrap,” and “off the shelf” software and other software commercially available on reasonable terms to the public generally) and that are material to the business of the Company or any of its Subsidiaries: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default of such license, sublicense, agreement or permission.

(e) The Company and its Subsidiaries are using commercially reasonable efforts, consistent with practices that are customary in the industry, to maintain and protect each item of Company Intellectual Property.

4.12 Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), which fees and expenses are reflected in its agreement with the Company and shall be paid by the Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement. A true and correct copy of the engagement letter with Merrill Lynch in connection with this transaction has been delivered to Parent.

4.13 Opinion of Financial Advisors. The Company has received the opinion of Merrill Lynch, dated October 19, 2009 to the effect that, as of such date, the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

4.14 Material Contracts. (a) The Company has made available to Parent copies of all Material Contracts and, subject to redaction as the Company has determined (after consultation with counsel) to be consistent with the antitrust laws of the United States and similar laws of other jurisdictions, a sample of customer contracts for each of the Company’s material business divisions. “Material Contracts” means all written and oral contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments currently in effect to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(1) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(2) contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Parent, the Surviving Corporation or any of their affiliates) to (i) compete in any business or with any Person or in any geographic area, or (ii) sell, supply or distribute any service or product;

(3) are joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture;

(4) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, currencies, interest rates, foreign currency and indices;

(5) relate to any material (A) indebtedness for borrowed money; (B) obligations evidenced by bonds, debentures, notes or other similar instruments; (C) obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (D) obligations as lessee under capitalized leases; (E) obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (F) guaranty of any of the foregoing;

(6) relate to conditional sale arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $2,000,000 individually or $5,000,000 in the aggregate;

(7) were entered into after December 31, 2007 or are not yet consummated involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $2,000,000 individually or $5,000,000 in the aggregate (other than acquisitions or dispositions of supplies and inventory in the ordinary course of business consistent with past practice);

(8) by their terms call for (A) a payment by the Company and its Subsidiaries under such contract of more than $1,000,000 annually (or, in the case of the Real Property Leases, $2,000,000 annually) or $5,000,000 over the remaining term of such contract or (B) a receipt by the Company and its Subsidiaries under such contract of more than $5,000,000 annually or $10,000,000 over the remaining term of such contract;

(9) pursuant to which the Company or any of its Subsidiaries has “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(10) obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(11) relate to the development, ownership, licensing or use of any Intellectual Property Rights material to the business of the Company or any of its Subsidiaries, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $1,000,000 per year; or

(12) provide for any standstill arrangements that restrict the Company from purchasing a Person’s securities.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Company and its Subsidiaries have performed and complied in all material respects with their respective obligations under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies with reputable and financially sound insurers issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 4.15 of the Disclosure Schedule sets forth a list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, which list is true, correct and complete in all material respects. With respect to each such insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such insurance policies. None of the material insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except as would not be reasonably expected to result in a Material Adverse Effect.

4.16 Questionable Payments. Neither the Company nor any of its Subsidiaries (nor to the knowledge of the Company any of their respective directors, executives, Representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.17 Related Party Transactions. Since December 31, 2008, no Person is or has been a party to any transaction or proposed transaction with the Company or any of its Subsidiaries that would require disclosure in an SEC filing made by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act (a “Related Party Transaction”).

4.18 Required Vote of Company Shareholders; No Appraisal Rights. The only vote of the holders of outstanding securities of the Company required by the articles of incorporation of the Company, bylaws of the Company, Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to as the “Requisite Shareholder Vote.” Statutory appraisal rights under the FBCA will not be available to the Company’s shareholders as a result of the Merger.

4.19 Customers. Section 4.19 of the Disclosure Schedule sets forth the top twenty customers of the Company and its Subsidiaries in each of its reporting segments (each, a “Significant Customer”) by gross revenue paid or payable by such Significant Customer to the Company and its Subsidiaries for the year ended December 31, 2008 and the nine months ended September 30, 2009, with the revenue recorded for each such Significant Customer for such period.

4.20 Properties. (a) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries, the Company or one of its Subsidiaries has valid title to such real property, free and clear of any Liens, and there are no outstanding options to purchase real property.

(b) The Company has heretofore made available to Parent copies of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) (including all modifications, amendments, supplements, waivers and side letters thereto). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect; and (ii) to the knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, any of its Subsidiaries exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for immaterial Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the Real Property Leases.

(c) The Company and its Subsidiaries have good and valid title to their material owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all material assets and properties (in each case, tangible and intangible) necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except, in all cases, as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21 Compliance with Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since December 31, 2005, neither the Company nor any of its Subsidiaries is or has been in conflict with, in default with respect to or in violation of any local, state, federal, foreign or multinational statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (ii) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, orders, clearances, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), such Permits are in full force and effect and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit; and (iii) the Company and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to such Permits and are in compliance with the terms of such Permits.

4.22 Environmental Matters. To the knowledge of the Company, (a) the Company and its Subsidiaries are in compliance with Environmental Requirements, except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect; and (b) the Company and its Subsidiaries have not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to the Company or its Subsidiaries or their facilities arising under Environmental Requirements, the subject of which would be reasonably likely to result in a Material Adverse Effect. For purposes of this Section 4.22, “Environmental Requirements” means all federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Effective Time. This Section 4.22 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

4.23 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, the Company makes no representation or warranty, expressed or implied, at law or in equity, in respect of the Company or its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company as follows:

5.1 Corporate Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement and the Adecco Guarantee and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by the respective boards of directors of Adecco, Parent and Merger Sub and by Parent as sole shareholder of Merger Sub, and no other corporate proceedings on the part of Adecco, Parent and Merger Sub are necessary to authorize this Agreement and the Adecco Guarantee or to consummate the transactions contemplated by this Agreement. This Agreement and the Adecco Guarantee have been duly and validly executed and delivered by each of Adecco, Parent and Merger Sub (as applicable) and, assuming this Agreement and the Adecco Guarantee constitute the valid and binding agreements of the Company, constitute the valid and binding agreements of Parent and Merger Sub (with regard to the Agreement) and Adecco (with regard to the Adecco Guarantee), enforceable against Parent and Merger Sub (with regard to the Agreement) and Adecco (with regard to the Adecco Guarantee) in accordance with their terms, except that the enforcement of this Agreement and the Adecco Guarantee may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement will:

(a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively of Parent or Merger Sub;

(b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; except: (i) in connection with the applicable requirements of the HSR Act or any comparable Law of non-United States jurisdictions; (ii) pursuant to the applicable requirements of the Exchange Act; (iii) the filing of the Articles of Merger pursuant to the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would adversely affect the consummation of the transactions contemplated by this Agreement;

(c) except as set forth on Schedule 5.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; or

(d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or to any of their respective assets, except for violations that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.4 Financing. Parent and its affiliates have cash, immediately available lines of credit or other sources of funds sufficient to pay the Merger Consideration in accordance with the terms of Article III and expenses related to the transactions contemplated by this Agreement.

5.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

5.6 Share Ownership. None of Parent, Merger Sub or any of their respective affiliates or associates beneficially owns any Shares.

5.7 Brokers and Finders. Except for the fees and expenses payable to Deutsche Bank AG, London Branch, which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.8 Non-Reliance. Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement to the Effective Time (unless Parent otherwise agrees in writing and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedule), the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing sentence, and except required by applicable Law or as otherwise expressly permitted in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, delayed or withheld):

(i) except for Shares required to be issued or delivered pursuant to the Option Plans or pursuant to the Company Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any Company Securities or Subsidiary Securities;

(ii) except as required pursuant to the Company’s stock-based employee benefit plans, redeem, purchase, amend or otherwise acquire, or propose to redeem, purchase, amend or otherwise acquire, any outstanding Shares, Company Securities or Subsidiary Securities;

(iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual,

constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(v) adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

(vi) (A) make any material acquisition, by means of merger, consolidation or otherwise, or material sale, lease, encumbrance or disposition, of any business, assets or securities, (B) other than in the ordinary course of business consistent with past practice, enter into a Material Contract or material customer contract or amend, renew or terminate any Material Contract or material customer contract or grant any release or relinquishment of any rights under any Material Contract or material customer contract, (C) other than in the ordinary course of business consistent with past practice, terminate any Real Property Lease or enter into any lease of real property, (D) other than in the ordinary course of business consistent with past practice, extend any option to purchase real property, or (E) outsource any material businesses, processes or services, or any portion thereof;

(vii) (A) incur, create, assume or otherwise become liable for, or repay or prepay, or amend, modify or refinance any material indebtedness or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, or (B) other than in the ordinary course of business consistent with past practice, mortgage, pledge or otherwise encumber any of its assets (tangible or intangible), or create, assume or suffer to exist any Liens (other than immaterial Liens) thereupon;

(viii) change any of the accounting methods, principles or practices used by it, except as required by Law or GAAP;

(ix) make or change any material Tax election, settle or compromise any material Tax liability, forego any material Tax refund or enter into any closing agreement with any Tax authority;

(x) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

(xi) (A) make or agree to make any capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, or enter into any agreements or arrangements providing for the same, or (B) enter into any new line of business outside of its existing business segments;

(xii) enter into, amend or extend any collective bargaining or other labor agreement;

(xiii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries (or Parent or any of its affiliates after the consummation of the Merger);

(xiv) license, sell, transfer, abandon, fail to maintain or otherwise dispose of, in whole or in part, any Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xv) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $2,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xvi) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Shareholders Meeting;

(xvii) except in accordance with Section 6.2(b), enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(xviii) except to the extent replaced with policies of comparable or greater coverage, fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Related Party Transaction;

(xx) grant or agree to grant any increases in the compensation of any of its directors, officers or key employees, except as required by any Company Plan or written employment agreement in effect as of the date of this Agreement and previously made available to Parent (other than, in each case, for changes in compensation made to non-executive employees in the ordinary course of business consistent with past practice), or (except for cash-based awards granted to non-executive officers in the ordinary course of business consistent with past practice, or as contractually required by the ESPP or with respect to any pro-rata, pre-Closing 2009 or 2010 bonuses under the MPS Group, Inc. Executive Annual Incentive Plan, in each case as in effect on the date of this Agreement) grant or agree to grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares or other Company Securities or in Subsidiary Securities or the value of which is linked directly or indirectly to the price or value of any Shares, Preferred Shares or other Company Securities or Subsidiary Securities;

(xxi) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any Company Plan or written employment agreement in effect as of the date of this Agreement and previously made available to Parent to any director, officer or key employee whether past or present; or enter into any new or amend any existing employment or severance or termination agreement with any director, officer or key employee;

(xxii) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, enter into or adopt any new employee benefit plan, program or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (including any equity incentive plan, program or arrangement), that was not in existence on the date of this Agreement, or materially amend any Company Plan or written employment agreement in effect as of the date of this Agreement; or

(xxiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2 No Solicitation.

(a) Subject to Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and shall cause their Representatives who are employees or officers of the Company or any of its Subsidiaries not to, and shall use their commercially reasonable efforts to cause their Representatives who are not employees or officers of the Company or any of its Subsidiaries not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any conversations, discussions or negotiations with respect thereto or otherwise, in any way, cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or other efforts or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Subject to Section 6.2(b), the Company shall immediately cease and cause to be terminated any solicitation, discussion, negotiation or knowing encouragement with any Persons conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Persons.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board believes in good faith to be bona fide, (ii) the Company has not materially breached Section 6.2(a), (iii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board determines in good faith that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries and its and their Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement in all material respects no less favorable to the Company than the Confidentiality Agreement (other than Section 14 of the Confidentiality Agreement) and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) From and after the date hereof, the Company shall promptly (and in any event within one Business Day) notify Parent in the event that the Company, its Subsidiaries or its or their Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (and in any event within one Business Day) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than one Business Day after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d) Notwithstanding anything in Section 6.2(a)(ii) to the contrary, if the Company receives an Acquisition Proposal which the Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, the Board may at any time prior to obtaining the Requisite Shareholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”) and/or (y) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee and otherwise complies with Section 8.4(b) and 8.5(d); and provided further that the Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.2 and (B):

(1) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(2) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d) with respect to such new written notice.

(e) The Company agrees that any violations of the restrictions set forth in this Section 6.2 by any of its or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement (including this Section 6.2) by the Company.

(f) Nothing contained in this Section 6.2 shall prohibit the Board from disclosing to the shareholders of the Company a position contemplated by Regulation 14A, Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or any other disclosure not related to an Acquisition Proposal to Company shareholders if the Board determines after consultation with counsel that the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ fiduciary duties or disclosure obligations under applicable law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of the Merger shall be deemed to be a Change in Board Recommendation (including for purposes of Section 8.3(b)(i)).

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “control-share acquisitions” contained in Section 607.0902 of the FBCA (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.4(b).

(h) For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

(i) The term “Superior Proposal” means any Acquisition Proposal (except the references therein to “20%” shall be replaced by “100%”) made in writing that is not contingent upon or dependent upon any financing conditions, and that the Board has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account (1) all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, (2) the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and (3) any modifications made to this Agreement pursuant to Section 6.2(d)) is superior from a financial point of view to this Agreement.

6.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including: (i) filings under the HSR Act or any comparable Law of non-United States jurisdictions and any other submissions requested by the Federal Trade Commission or Department of Justice or any comparable Governmental Entities of non-United States jurisdictions; (ii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; and (iii) all necessary waivers, consents and approvals from other parties to material contracts to which the Company, Parent or Merger Sub is a party), and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and effect all necessary registrations and filings and submissions of information requested by any Governmental Entities.

(b) Parent, Merger Sub and the Company shall use their respective reasonable best efforts to promptly file or cause to be filed, (x) as soon as practicable after the date hereof and in any event within 15 Business Days from the date hereof, all required filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and pursuant to Council Regulation (EC) No. 139/2004, as amended with the European Commission and (y) as promptly as practicable after the date hereof, all required filings under other applicable antitrust, merger control or other similar Laws that the parties reasonably determine in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement (the items set forth in clauses (x) and (y) above, collectively, the “Antitrust Filings”). The parties shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform each other of any material communication received by such party from any Governmental Entity related to the Antitrust Filings. Each party shall review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or material oral communication with any Governmental Entity related to the Antitrust Filings. No party shall participate in any meeting with any Governmental Entity unless it first consults with the other party in advance, and to the extent permitted by the Governmental Entity, gives the other party the opportunity to be present thereat. No party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity in connection with the Antitrust Filings without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Without limiting this Section 6.3, Parent and Merger Sub shall take any and all steps and undertake any and all undertakings necessary to avoid or eliminate impediments under any antitrust, merger control, competition, or trade regulation law that is or may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company (or its Subsidiaries), in each case as may be required (i) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing or delaying the Closing; or (ii) as is necessary to cause the conditions to the consummation of the Merger provided for in Sections 7.1(b) or (c) to be satisfied in respect of antitrust, merger control, competition, or trade regulation law (such action, a “Remedial Action”); provided, however, that (as long as neither Parent nor any of its affiliates makes any filing pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and/or pursuant to Council Regulation (EC) No. 139/2004, as amended, with the European Commission and/or is a party to a relevant merger situation pursuant to section 23 of The Enterprise Act of 2002 in respect of an acquisition of a business that derives turnover (x) in either the United States or the United Kingdom and (y) competes with any material aspect of the business of the Company, that results in the requirement of a Remedial Action) in no event shall Parent, Merger Sub, the Company or any of their respective affiliates or subsidiaries take or be obligated to take such Remedial Action pursuant to this Section 6.3(c) that, assuming the taking of such Remedial Action and the subsequent consummation of the Merger and the other transactions contemplated by this Agreement, would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent and its affiliates (including the Surviving Corporation) taken as a whole. For purposes of this Section 6.3(c), “material adverse effect” has the same definition as Material Adverse Effect, substituting Adecco and its affiliates (including the Surviving Corporation) for the Company and its Subsidiaries.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably delayed, conditioned or withheld), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

6.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives (collectively, “Representatives”) of Parent in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records (including Tax Returns and supporting documentation) and Representatives and, during such period, shall (and shall cause each of its Subsidiaries and Representatives to) furnish promptly to Parent’s Representatives all information concerning its business, properties and personnel as may reasonably be requested, except that the Company may restrict the foregoing access and information to the extent that: (i) applicable Laws require the Company or any of its Subsidiaries to restrict or prohibit access to any such properties, books, records or information; or (ii) the information is subject to confidentiality obligations to a third party. Parent shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality

Agreement, dated September 27, 2007 (the “Confidentiality Agreement”), by and between the Company and Parent applies with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized Representatives hereunder.

6.5 Shareholder Approval. (a) As promptly as practicable following the date of this Agreement, the Company shall call a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the Requisite Shareholder Vote in connection with this Agreement and the Merger and shall use its reasonable best efforts to cause such Shareholders Meeting to occur as promptly as reasonably practicable. Except in the event of a Change of Board Recommendation specifically permitted by Section 6.2(d), (i) the Proxy Statement (as defined in Section 6.6) shall include the Company Board Recommendation and (ii) the Board (and all applicable committees thereof) shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Vote in favor of the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement required to consummate the transactions contemplated by this Agreement.

(b) If on the date for which the Shareholders Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of Shares to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Shareholders Meeting to a date which shall not be more than 45 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of Shares to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company to, and the Company may, make one or more successive postponements or adjournments of the Shareholders Meeting as long as the date of the Shareholders Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection. In the event that the Shareholders Meeting is adjourned or postponed as a result of applicable Law, including the need to disseminate to shareholders any amendments or supplements to the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of the number of days pursuant to this subsection.

6.6 Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably delayed, conditioned or withheld), a letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) relating to the Merger; and (b) each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC any other document to be filed with the SEC in connection with the Merger (the “Other Filings”) as required by the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company, on the one hand, or Parent and Merger Sub, on the other hand, expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company, on the one hand, or Parent and Merger Sub, on the other hand, expressly for inclusion or incorporation by reference in each of the Other Filings will, as of the date it is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement shall include a statement that the Company has concluded that the shareholders are not entitled to assert appraisal rights under the FBCA. The Company shall use its reasonable best efforts to cause such Proxy Statement to be filed as soon as possible, and in any event within 15 Business Days, after the date of this Agreement. Each of the Company and Parent shall obtain and furnish the information concerning itself and its affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

6.7 Publicity. The parties shall consult with each other and shall agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities or foreign exchange or trading market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Subject to the exception set forth in the immediately preceding sentence, the Company, Parent and Merger Sub agree that the initial press releases announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent.

6.8 Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. Parent and Merger Sub agree that (i) all provisions with respect to indemnification set forth in the certificate of incorporation and Bylaws of the Company on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years unless otherwise required by Law; and (ii) any indemnification agreements between an Indemnified Party and the Company in effect on the date of this Agreement and previously provided to Parent or filed with the SEC shall continue in full force and effect in accordance with their terms.

(b) The Company shall purchase by the Effective Time (in cooperation with and with consultation from the Parent), and the Surviving Corporation shall maintain, directors’ and officers’ liability insurance policies that: (i) shall not have aggregate premiums in excess of 250% of the aggregate annual amount currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent); (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time; and (iii) shall contain coverage with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies (complete and accurate copies of which have been made available to Parent) to the Persons covered thereby; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount. Notwithstanding anything to the contrary in this Section 6.8(b), and in lieu of any other obligations of the parties in this Section 6.8(b), prior to the Effective Time, the Company may, in cooperation with, and with the consent of Parent, not to be unreasonably withheld, purchase a single-premium tail policy with respect to directors’ and officers’ liability insurance with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies to the Persons covered thereby.

(c) This Section 6.8 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent guarantees the payment and performance by the Surviving

Corporation of the indemnification and other obligations pursuant to this Section 6.8 and the articles of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

6.9 Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

6.11 Subsequent Filings. Until the Effective Time, the Company shall timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such form, report and document. As of their respective dates, none of such forms, reports and documents shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such forms, reports and documents shall be prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated income, shareholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

6.12 Resignation of Company’s Directors. If so requested by Parent, the Company shall deliver to Parent, at or prior to the Closing Date, the resignation effective as of the Closing, in form and substance reasonable satisfactory to Parent, of each director of the Company.

6.13 Certain Pre-Closing Transactions. Prior to the Closing, upon the satisfaction or waiver of all conditions to close set forth in Article VII, the Company shall take such actions as may be reasonably requested by Parent, including (a) transferring any businesses or contracts regulated by the U.S. Defense Security Services to TAD PGS, Inc., or such other entity as Parent may designate in writing, and (b) selling one or more Subsidiaries of the Company to Parent or its affiliates at prices to be agreed upon between the parties; provided, that nothing in this Section 6.13 shall affect any shareholder’s right to receive the Merger Consideration as provided in and pursuant to the terms of Article III and provided further, that prior to any action taken pursuant to this Section 6.13, Parent shall demonstrate to the reasonable satisfaction of the Company that the shareholders of the Company will not otherwise be adversely affected. The Company and its Subsidiaries shall, subject to compliance with the antitrust laws of the United States and similar laws of other jurisdictions, reasonably cooperate with, and furnish such information as shall be reasonably requested by, Parent and its affiliates and Representatives following the date hereof and prior to Closing to assist in connection with contemplated post-Closing integration and reorganization.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the Requisite Shareholder Vote.

(b) Injunction. There is not in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated in this Agreement not be consummated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby. No Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement. Prior to invoking this condition, each party shall use its reasonable best efforts to have any such decree, ruling, injunction, order, Law, claim, action or proceeding vacated, rescinded or dismissed, as applicable.

(c) Governmental Filings and Consents. (i) The parties shall have obtained all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by this Agreement and such consents, orders and approvals are in effect at the Effective Time, except where the failure to obtain any such consent by the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the waiting periods under the HSR Act shall have expired or been terminated and any other competition approvals from any foreign Governmental Entity required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1 (Corporate Organization and Qualification), Section 4.3(a) (Capitalization), Section 4.4 (Authority Relative to This Agreement), and Section 4.12 (Brokers and Finders) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all respects and (ii) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided, however, that Section 6.10(a) obligations are excluded for this purpose.

(c) Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; provided, however, that Section 6.10(a) obligations are excluded for this purpose.

(c) Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination by Mutual Consent. Parent and the Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time, by mutual written consent.

8.2 Termination by Either Parent or the Company. Either Parent or the Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a) if any court of competent jurisdiction in the United States or some other Governmental Entity or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase and provided, further, that prior to terminating this Agreement pursuant to this Section 8.2(a), a party shall have used its reasonable best efforts to have any such decree, ruling, injunction, order, Law, claim, action or proceeding vacated, rescinded or dismissed, as applicable;

(b) if the Merger shall not have been consummated on or before April 30, 2010 (the “Termination Date”), except that, in the event that prior to such date there is issued a Request for Additional Information and Materials under the HSR Act or that a similar request or investigation is made in connection with the review by any governmental or regulatory authority of the Merger under any comparable Law of non-United States jurisdictions, the Termination Date shall instead be October 31, 2010; or

(c) if the Shareholders Meeting shall have been convened and a vote with respect to the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement shall have been taken thereat and the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement by the Requisite Shareholder Vote shall not have been obtained.

8.3 Termination by Parent. Parent may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a) if (x) the Company fails to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.2(b), and which failure to perform is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to the Company by Parent; or (y) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations that address matters only as of a particular date, which representations shall remain true and correct as of such date), and such failure to be true and correct, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.2(a), which such failure is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to the Company by Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if Parent or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement; or

(b) if (i) a Change of Board Recommendation (or any action by any committee of the Board which, if taken by the full Board, would be a Change of Board Recommendation) shall have occurred; (ii) the Company or its Board (or any committee thereof) shall (x) approve, adopt or recommend any Acquisition Proposal or (y) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal; (iii) within five (5) Business Days of the date any Acquisition Proposal is first published or sent or given to the shareholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation (provided that Parent shall only be entitled to request the Company to issue such press release on one occasion for each Acquisition Proposal); (iv) the Company shall have breached any of its obligations under Section 6.2 and Section 6.5; (v) the Company shall have failed to include in the Proxy Statement distributed to shareholders the Company Board Recommendation; or (vi) the Company or its Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

8.4 Termination by the Company. The Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a) if (x) Merger Sub or Parent fails to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.3(b), and which failure to perform is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to Parent by the Company; or (y) any representation or warranty of Merger Sub or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations that address matters only as of a particular date, which representations shall remain true and correct as of such date), and such failure to be true and correct, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.3(a), which such failure is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to Parent by the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(b) at any time prior to receipt of the Requisite Shareholder Vote, in accordance with and subject to the terms and conditions of Section 6.2(d)(y); provided that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement; or

(c) if (i) the Adecco Guarantee shall have been withdrawn; or (ii) if the Board shall determine in good faith, based on the advice of outside Swiss legal counsel, that the Adecco Guarantee is not enforceable in accordance with its terms under the Laws of Switzerland and Parent shall have not, after ten (10) Business Days’ notice from the Company, caused Adecco to take such actions or execute such additional documents (including any amendments to the Adecco Guarantee) as the Company may reasonably require, based upon the advice of such outside Swiss counsel, in order to render the Adecco Guarantee enforceable under any applicable Law of Switzerland; provided, that in no event shall Parent be obligated to cause Adecco to execute any documents that would increase Adecco’s Obligations (as defined in the Adecco Guarantee).

8.5 Effect of Termination; Fees and Expenses Upon Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5, Article IX and the last two sentences of Section 6.4. Notwithstanding the foregoing, none of the Company, Parent or Merger Sub shall be relieved or released from liability or losses arising out of its breach of this Agreement which breach both (A) arises from an action taken or a failure to take an action, which action or inaction was undertaken with the actual knowledge that such action or inaction materially breaches this Agreement and (B) which action or inaction was undertaken with the purpose of causing a material breach of this Agreement.

(b) If (i) Parent terminates this Agreement pursuant to Section 8.3(a), (ii) the Company or Parent terminates this Agreement pursuant to Section 8.2(b) (except if, at the time of such termination, all conditions to Closing set forth in Article VII have been or are capable of being timely satisfied, other than the conditions set forth Section 7.1(c), and the Company has complied, in all material respects, with its obligations pursuant to Section 6.3) or (iii) the Company or Parent terminates this Agreement pursuant to Section 8.2(c), then, in each case, the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably incurred expenses up to an amount equal to $7,500,000. The Company shall pay expenses pursuant to this Section 8.5(b) by wire transfer of immediately available funds to an account to be designated by Parent, not later than three (3) Business Days after delivery to the Company of notice of demand for payment setting forth in reasonable detail all such expenses.

(c) If the Company terminates this Agreement pursuant to Section 8.4(a) or Section 8.4(c), then Parent shall pay to the Company an amount equal to the Company’s reasonably incurred expenses up to an amount equal to $7,500,000. Parent shall pay expenses pursuant to this Section 8.5(c) by wire transfer of immediately available funds to an account to be designated by the Company, not later than three (3) Business Days after delivery to Parent of notice of demand for payment setting forth in reasonable detail all such expenses.

(d) If Parent terminates this Agreement pursuant to Section 8.3(b) or the Company terminates this Agreement pursuant to Section 8.4(b), then the Company shall pay to Parent immediately prior to or concurrently with such termination, in the case of termination by the Company, or within three (3) Business Days thereafter, in the case of termination by Parent, a termination fee of $45,000,000 (the “Breakup Fee”), by wire transfer of immediately available funds to an account to be designated by Parent.

(e) In the event that: (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 8.2(b) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board, (B) either Parent or the Company terminates this Agreement pursuant to Section 8.2(c), and, at any time after the date of this Agreement and prior to the Shareholders Meeting or any adjournment or postponement thereof at which the vote under Section 8.2(c) is taken, an Acquisition Proposal shall have been publicly disclosed, or (C) Parent terminates this Agreement pursuant to Section 8.3(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 8.3(a), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board, and (ii) the Company consummates a transaction contemplated by any Acquisition Proposal within twelve (12) months of the date of such termination, then the Company shall pay to Parent, promptly following the consummation of such transaction, the Breakup Fee, by wire transfer of immediately available funds to an account to be designated by Parent.

(f) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of this Agreement and the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The parties further acknowledge that the Breakup Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub for the costs, expenses, efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that the Breakup Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the right to receive the Breakup Fee is each of Parent’s and Merger Sub’s and each of their affiliates’ and Representatives’ sole and exclusive remedy under this Agreement. In the event that the Company shall fail to pay the Breakup Fee or expenses when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Parent and Merger Sub (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 8.5, including the filing of any lawsuit or other legal action taken to collect payment, together with interest on the unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street

Journal on the date such amount was required to be paid. The Company shall not be required to pay the Breakup Fee on more than one occasion.

(g) Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement; or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party to assert any of its rights hereunder is not a waiver of such rights.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Payment of Expenses. Subject to Section 8.5, whether or not the Merger is consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement.

9.2 Non-Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made in this Agreement do not survive beyond the earlier of: (a) termination of this Agreement; or (b) the Effective Time. This Section 9.2 does not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement survives any termination of this Agreement, and the provisions of such Confidentiality Agreement apply to all information and material delivered by any party hereunder.

9.3 Modification or Amendment. Subject to the applicable provisions of the FBCA, at any time prior to the Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; except that after approval of this Agreement by the shareholders of the Company, the parties shall not amend the Agreement: (a) to change the consideration payable in the Merger; (b) to adversely affects the rights of the Company’s shareholders; or (c) such that under any applicable Law shareholder approval is required, without, in each case, the approval of such shareholders.

9.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and such party may waive such conditions in whole or in part to the extent permitted by applicable Law.

9.5 Counterparts. For the convenience of the parties, the parties may execute this Agreement manually or by facsimile in any number of counterparts, and each such counterpart is an original instrument, and all such counterparts together constitute the same agreement.

9.6 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD AND INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA AND THE APPLICABLE PROVISIONS OF THE FBCA SHALL BE APPLICABLE TO THE MERGER), WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.7 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the City of Wilmington, Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in state or federal courts located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight delivery service or by facsimile or email transmission (with either a confirming copy sent by overnight delivery service or confirmation of transmission), as follows:

(a) If to the Company, to

MPS Group, Inc.

One Independent Drive

Jacksonville, Florida

(904) 360-2569 (telephone)

(904) 360-2515 (facsimile)

bob.crouch@mpsgroup.com

Attention: Robert P. Crouch, Chief Financial Officer

with a copy to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

(404) 581-3939 (telephone)

(404) 581-8330 (facsimile)

tmann@jonesday.com

Attention: Timothy Mann, Jr., Esq.

(b) If to Parent or Merger Sub, to

Adecco, Inc.

175 Broad Hollow Road

Melville, NY 11747

(631) 844-7266 (facsimile)

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

(212) 906-1200 (telephone)

(212) 751-4864 (facsimile)

charles.ruck@lw.com

david.kurzweil@lw.com

Attention:	Charles Ruck, Esq.
David A. Kurzweil, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

9.9 Entire Agreement; Assignment. This Agreement, the Adecco Guarantee and the Confidentiality Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter of this Agreement; and (b) shall not be assigned by operation of Law or otherwise.

Notwithstanding the foregoing, Parent may, without the consent of the Company, transfer or assign, in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its affiliates, provided that no such transfer or assignment will relieve Parent of its obligations hereunder.

9.10 Parties in Interest. Except as otherwise provided in this Section 9.10, this Agreement is binding upon and inures solely to the benefit of each party and their respective successors and assigns. The parties do not intend anything in this Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article III, to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; except that the provisions of Section 6.8 inure to the benefit of and are enforceable by the Indemnified Parties. No shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any rights hereunder.

9.11 Certain Definitions; Drafting Conventions; No Construction Against Drafter.

(a) As used in this Agreement:

(i) “affiliate” and “associate” shall have the meanings given to such terms under Rule 12b-2 under the Exchange Act;

(ii) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(iii) “hereby,” “herein” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section or other portion of this Agreement;

(iv) “knowledge” of the Company means the actual knowledge of Timothy D. Payne, Robert P. Crouch and Gregory D. Holland, in each case after due inquiry of appropriate members of Company management;

(v) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights, building or use restrictions or other encumbrances or title defects of any kind or nature, including any agreements to give any of the foregoing in the future;

(vi) “Material Adverse Effect” means any adverse change in (i) the condition (financial or otherwise), business, results of operations, assets or liabilities of the Company or any of its Subsidiaries, that is material to the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement, excluding in either case any changes or effects resulting from: (A) changes in the economy, financial markets

(including the securities markets), political or regulatory conditions generally, including as a result of terrorist activities, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States, except to the extent that such changes disproportionately adversely affect the Company and its Subsidiaries relative to other participants in the industries and markets in which the Company and its Subsidiaries operate; (B) changes generally applicable to the industries and markets in which the Company and its Subsidiaries are involved, except to the extent that such changes disproportionately adversely affect the Company and its Subsidiaries relative to other participants in such industries and markets; (C) changes in any Laws applicable to the Company and its Subsidiaries after the date of this Agreement; (D) changes in GAAP after the date of this Agreement; (E) the failure to meet analyst or Company projections, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the condition (financial or otherwise), business, results of operations, assets or liabilities of the Company and its Subsidiaries taken as a whole); or (F) the execution or announcement of this Agreement or the announcement or consummation of the Merger;

(vii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, Governmental Entity or other entity or organization.

(viii) “Significant Subsidiary” has the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

(ix) “Subsidiary” when used with reference to any Person, means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities or other ownership interests of which, are owned directly or indirectly by such Person, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

(x) “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(xi) “Tax” and “Taxes” shall mean (x) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (y) any liability for amounts described in clause (x) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any agreement, implied or express, to indemnify any Person for amounts described in clause (x).

(xii) “Tax Returns” shall mean returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with or provided to any Tax authority or any other Person (including any schedule or attachment thereto) with respect to the Company or its Subsidiaries, including any amendment thereof.

(b) The words “include,” “includes,” and “including” are to be read as if they were followed by the phrase “without limitation.” Any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in that agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. The words “party” and “parties” refer only to a named party to this Agreement.

(c) Each party has participated in negotiating and drafting this Agreement, so if an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

9.12 Schedules. The schedules are an integral part of this Agreement to the same extent as if the same has been set forth verbatim in this Agreement. Any matter disclosed pursuant to any Section of the Disclosure Schedule whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other Section of the Disclosure Schedule is reasonably apparent on its face is deemed to be disclosed with respect to such Sections of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto, but such disclosure is not an admission or representation as to the materiality of the item so disclosed.

9.13 Obligation of Parent. Whenever this Agreement requires Merger Sub or the Surviving Corporation to take any action, such requirement includes an undertaking on the part of Parent to cause Merger Sub or the Surviving Corporation, as the case may be, to take such action and a guarantee of the payment and performance thereof.

9.14 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, each of which remains in full force and effect. The parties agree to negotiate in good faith to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.15 Specific Performance. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, prior to any valid termination of this Agreement in accordance with Article VIII, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief, and (c) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time is not an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

9.16 Captions. The Article, Section and paragraph captions in this Agreement (including the Table of Contents) are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions of this Agreement.

[ Signature Page to Follow ]

The parties are signing this Agreement on the date stated in the introductory clause.

MPS GROUP, INC.

By:	/s/ Timothy D. Payne
Name:	Timothy D. Payne
Title:	President and CEO

ADECCO, INC.

By:	/s/ Tig Gilliam
Name:	Tig Gilliam
Title:	CEO, Adecco NA

JAGUAR ACQUISITION CORP.

By:	/s/ Stephen Nolan
Name:	Stephen Nolan
Title:	CFO Adecco NA

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